POST-QUALIFICATION

AMENDMENT NO. 3

GeoSolar Technologies, Inc.

$10,000,000

10,000,000 SHARES OF COMMON STOCK

$1.00 PER SHARE

Minimum Investment 300 Shares ($300)

This is the public offering of securities of GeoSolar Technologies, Inc., a Colorado Corporation. We are offering up to 10,000,000 shares of our Common Stock ("Common Stock"), at an offering price of $1.00 per share (the "Offered Shares"). This Offering will terminate twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days or the date on which the maximum offering amount is sold (such earlier date, the "Termination Date"). The minimum purchase requirement per investor is 300 Offered Shares ($300); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 5 of this Offering Circular.

The proceeds of this offering will be placed into an escrow account. The Company will engage Prime Trust, LLC as escrow agent (“Escrow Agent”) to hold any funds that are tendered by investors. We will offer our Common Stock on a best efforts’ basis. As there is no minimum offering, upon the approval of any subscription to the offered shares, the Company shall immediately accept escrowed funds and deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the “Use of Proceeds” section of this Offering Circular.

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Subscriptions are irrevocable and the purchase price is non-refundable. All proceeds received by the Company from subscribers for the Offered Shares will be available for use by the Company upon acceptance of subscriptions by the Company.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F) of the Securities and Exchange Commission.

This Offering will be conducted on a “best-efforts” basis. Our Officers will not receive any commission or any other remuneration in connection with this Offering

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

The Company is using the S-1 (Part I) format in its disclosures in this Offering Circular.

	Per Share	Total Maximum (3)
Public Offering Price (1)	$1.00	$10,000,000
Underwriting Discounts and Commissions (2)	$0.02	$200,000
Proceeds to Company	$0.98	$9,800,000

(1)	The price per share may vary under certain circumstances. See “The Offering” for more information.

(2)

The Company has engaged Rialto Markets, LLC (“Rialto”), to act as the broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services. The Company will pay Rialto a 2% commission on the sale of the common stock offered by this Offering Circular. To the extent that the Company’s officers and directors make any communications in connection with the Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, the Company’s officers and directors are not required to register as broker-dealers. See “Plan of Distribution”.

(3)

Excludes approximately $135,000 to be paid to Manhattan Street Capital for hosting this offering on its website and for other services as described in the "Plan of Distribution" section of this Offering Circular as well as other estimated total offering expenses which will be approximately $65,000 assuming the maximum offering is sold.

Our Board of Directors used its business judgment in setting a value of $1.00 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

We have outstanding convertible notes in the principal amount of $895,000. The holders of the notes may convert the outstanding principal amount of the notes, plus any accrued and unpaid interest, into the shares of our common stock which are being offered by means of this Offering Circular. For every $1.00 of principal or interest converted, the note holder would receive 5 shares of our common stock.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The Company is a Colorado based research driven climate solutions company focused on developing specialized technologies to reduce carbon emissions and global temperatures by decarbonizing and electrifying homes.

The Company's mission is to address the problem of decarbonization, electrification and purification of homes-and at a price that makes economic sense.

The Company has long been aware that fossil fuel powered homes are damaging to the environment and to the health of the residents. The Company is part of the answer to correcting that damage.

January ___, 2023

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We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “GeoSolar Technologies, Inc.,” “we,” the “Company,” “our” and “us” refer to the business and operations of GeoSolar Technologies, Inc.

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section of this Offering Circular entitled “Where You Can Find More Information” for more details.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

The speculative nature of our business;

Concerns about our ability to continue as a “going concern;”

Our ability to effectively execute our business plan;

Our ability to manage our expansion, growth and operating expenses;

Our ability to finance our businesses;

Our ability to promote our businesses;

Our ability to compete and succeed in highly competitive and evolving businesses;

Our ability to respond and adapt to changes in technology and customer behavior; and

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to amend this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Overview

We were incorporated in Colorado on December 2, 2020. We are a research driven climate solutions company focused on developing specialized technologies to reduce carbon emissions and global temperatures, through the decarbonizing and electrifying of homes. We plan to install natural energy systems, referred to as the GeoSolar Plus System (the “GSP system”) in newly built and existing residences as well as green new apartments and commercial buildings. The GSP System is based on combining solar power, geothermal ground sourced energy and other clean energy technologies into one fully integrated system.

Our business strategy is to form strategic dealership/licensing agreements with local solar power and plumbing companies making them our installation partners for the sale and installation of the GSP system. Our GSP system is designed to significantly reduce energy consumption and associated carbon emissions and improve the atmospheric and indoor air quality in residences.

Through our strategic dealership/licensing agreements we plan to grant all homeowners that purchase a GSP system a 25-year warranty and 100% financing through our anticipated licensees, of which we currently do not have any and we cannot guarantee that we will find any licensees that will be adequate for our business plans.

The Company through research and testing has developed, successfully evaluated, and is preparing to launch its first commercial product, a patent pending new system called GeoSolar Plus for powering homes that creates all the energy a homeowner uses with no carbon emissions or utility bills.

On March 9, 2021, Fourth Wave Energy, Inc., sold the GSP system to us for up to 10,000,000 shares of our common stock. We also assumed all liabilities (approximately $380,000) associated with seven consulting agreements previously signed by Fourth Wave. Although these consulting agreements have since expired, we still owe $380,000 to the former consultants.

Fourth Wave distributed (“Spin-Off”) these 10,000,000 shares to its shareholders on the basis of 0.209599 of a share of our common stock for each share held by a Fourth Wave shareholder. The record date and the distribution date for issuing the shares were December 7, 2021, and December 14, 2021, respectively.

During the year ended December 31, 2021, we sold 41,900,000 shares of our common stock to 70 private investors for $0.0001 per share.

During the year ended December 31, 2021, we sold 29.75 Units at a price of $20,000 per Unit to approximately 19 private investors. Each Unit consisted of 100,000 shares of our common stock and 50,000 warrants. Each warrant allows the holder to purchase one share of our common stock at a price of $2.00 per share at any time on or before December 31, 2024.

During the year ended December 31, 2021 we sold 2,975,000 shares of our common stock to 51 private investors for $0.0001 per share.

In January 2022 we sold 2,000,000 shares of our common stock to Manhattan Street Capital for $0.0001 per share.

Between November 18, 2021 and June 7, 2022 we sold Convertible Notes in the principal amount of $895,000. The holders of the notes may convert the outstanding principal amount of the notes, plus any accrued and unpaid interest, into the shares of our common stock which are being offered by means of this Offering Circular. For every $1.00 of principal or interest converted, the note holder would receive 5 shares of our common stock.

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As of the date of this Offering Circular we had installed one GSP system and had contracts, which will provide us with gross revenue of approximately $200,000, for the installation of other GSP systems. The one GSP system we installed was to test the system in a "live" environment and the amount we received for installing the system was credited to research and development expenses.

Our principal executive offices are located at 1400 16th Street, Ste 400, Denver, CO 80202. Our offices are leased under a renewable month to month lease at a cost of approximately $500 per month. Our telephone number is 720-932-8109, our website address is www.geosolarplus.org and our email address is Stone@GeoSolarPlus.org.

We do not incorporate the information on or accessible through our websites into this Offering Circular, and you should not consider any information on, or that can be accessed through, our websites a part of this Offering Circular.

Trading Market

Our Common Stock does not currently have a public market.

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THE OFFERING

Securities offered:	A maximum of 10,000,000 shares of common stock.

Number of shares of Common Stock outstanding before the offering	61,100,000 shares

Number of shares of Common Stock to be outstanding after the offering	71,100,000 shares, if all Offered Shares are sold.

Price per share:	$0.90 to those who invest at least $500,000
$1.00 to all other investors

Maximum offering amount:	10,000,000 shares for cash.

Use of proceeds:	If we sell all of the shares being offered for cash, our net proceeds (after sales commissions and our estimated offering expenses) will be $9,600,000. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	Investing in our common stock involves a high degree of risk, including:

Immediate and substantial dilution and

No market for our common stock.

See “Risk Factors.”

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RISK FACTORS

The price of our common stock may be materially affected by a number of risk factors, including those summarized below:

The Company has only a limited operating history with respect to its new business and may never be profitable.

Since the Company only recently began its new business, it is difficult for potential investors to evaluate the Company’s future prospectus. The Company will need to raise enough capital to be able to fund its operations. There can be no assurance that the Company will be profitable or that the Company's securities will have any value.

Any forecasts the Company makes concerning its operations may prove to be inaccurate. The Company’s prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development.

As of the date of this prospectus the Company had installed one GSP system. The one GSP system we installed was to test the system in a "live" environment and the amount we received for installing the system was credited to research and development expenses. There can be no assurance that the Company will generate any material revenue from the sale of the Company's GSP systems.

We have a history of losses and have not generated revenue.

As of December 31, 2021, we had a shareholders’ deficit of $545,170 and during the year ended December 31, 2021 we had a net loss of $6,694,910. Since our inception (December 2, 2020) through September 30, 2022, we have not generated revenue. There can be no assurance that we will ever be profitable.

The Company needs capital to implement its business plan.

The Company needs capital in order to operate. There is no minimum amount which is required to be raised in this offering. If only a small number of shares are sold in this offering, the amount received from the sale of these shares will provide little benefit to the Company. As a result, the Company may need to raise the capital it needs in future offerings of its securities. The Company does not know what the terms of any future capital raising may be, but any future sale of the Company’s equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the market price of the Company's common stock, should be a public market ever develop for the Company's common stock. The failure of the Company to obtain the capital which it requires may result in the slower implementation of the Company’s business plan.

Expiration of Tax Credits

The sale of solar and geothermal energy system has benefitted from federal investment tax credits which lowers the effective cost of these systems to homeowners. However, these tax credits are set to expire in 2024. Although there is hope that these tax credits will be extended, there can be no assurance that they will be extended in which case the net cost of the GSP system to the homeowner will increase significantly.

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Our business and results of operations are dependent on the availability, skill and performance of subcontractors.

We will use subcontractors to install our GSP systems. Accordingly, the timing and quality of our installations will depend on the availability and skill of our subcontractors. While we anticipate being able to obtain sufficient materials and reliable subcontractors, we do not have any contractual commitments with any subcontractors, and we can provide no assurance that skilled subcontractors will be available at reasonable rates. The inability to contract with skilled subcontractors at reasonable rates on a timely basis could have a material adverse effect on our business.

We may discover that our subcontractors have engaged in improper construction practices or have installed defective materials. When we discover these issues, we will use other subcontractors to make repairs as required by law. The costs of repairs in these instances may be significant and we may be unable to recover the costs of repairs from subcontractors, suppliers and insurers, which could have a material impact on our business. We may also suffer damage to our reputation from the actions of subcontractors, which are beyond our control.

The clean energy industry is highly competitive and if our competitors are more successful or offer better value to our customers, our business could decline.

We will operate in a very competitive environment. Additionally, there are relatively low barriers to entry into our business. We will compete with large national and regional companies, almost all of which have greater financial and operational resources than we have, and with smaller local companies. We may be at a competitive disadvantage with regard to certain large national and regional competitors whose operations are more geographically diversified than ours, as these competitors may be better able to withstand any regional economic downturn. All of our competitors have longer operating histories and longstanding relationships with subcontractors and suppliers. This may give our competitors an advantage in marketing their products and securing materials and labor at lower prices.

If we are unable to compete effectively, our results of operations and financial condition will be adversely affected. We can provide no assurance that we will be able to compete successfully.

We will be subject to warranty and liability claims arising in the ordinary course of business that can be significant.

We will be subject to construction defect, product liability and home and other warranty claims, including moisture intrusion and related claims, arising in the ordinary course of business. These claims are common to the construction industry and can be costly. There can be no assurance that the installation of our GSP systems will be free from defects once completed and any defects attributable to us may lead to significant contractual or other liabilities. We will maintain, and require our subcontractors to maintain, general liability insurance (including construction defect and bodily injury coverage) and workers’ compensation insurance and generally seek to require our subcontractors to indemnify us for liabilities arising from their work. While these insurance policies, subject to deductibles and other coverage limits, and indemnities protect us against a portion of our risk of loss from claims related to our activities, we cannot provide assurance that these insurance policies and indemnities will be adequate to address all our warranty, product liability and construction defect claims in the future, or that any potential inadequacies will not have an adverse effect on our business. Additionally, the coverage offered by and the availability of general liability insurance for construction defects are currently limited and costly. We cannot provide assurance that coverage will not be further restricted, increasing our risks and financial exposure to claims, and/or become costlier.

Potential competitors could duplicate our business model.

There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names at this time. As a result, potential competitors could duplicate our business model with little effort. Although we plan to file for federal patent protection on the GSP system, there are no assurances the patents will be issued.

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We may not be able to effectively manage our growth, which would impair our results of operations.

The Company intends to expand the scope of its operating activities significantly. If the Company is successful in executing its business plan, it will experience business growth that could place a significant strain on operations, finances, management, and other resources.

The ability to effectively manage growth may require the Company to substantially expand the capabilities of administrative and operational resources and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that the Company will be successful in recruiting and retaining new employees or retaining existing employees.

The Company cannot provide assurances that management will be able to manage this growth effectively. The failure to successfully manage growth could materially adversely affect its business, financial condition or results of operations.

The Company is dependent on its management and the loss of any of its officers could harm the Company’s business.

The Company’s future success depends largely upon the experience, skill, and contacts of the Company’s officers. The loss of the services of these officers may have a material adverse effect upon the Company’s business.

We may face business disruption and related risks from the recent pandemic of the novel coronavirus 2019 (COVID-19) which could have a material adverse effect on our business.

Our business could be disrupted and materially adversely affected by the recent outbreak of COVID-19. As a result of measures imposed by the governments in affected regions, businesses and schools have been suspended due to quarantines intended to contain this outbreak. The spread of SARS CoV-2 from China to other countries has resulted in the Director General of the World Health Organization declaring COVID-19 a pandemic on March 11, 2020.  International stock markets reflect the uncertainty associated with the slow-down in the economy. The reduced levels of international travel experienced since the beginning of January and the significant declines in the Dow Industrial Average were largely attributed to the effects of COVID-19. We are still assessing the impact COVID-19 may have on our business, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-019 or its consequences, including downturns in business sentiment generally or in our sector in particular.  The extent to which the COVID-19 pandemic and global efforts to contain its spread will impact our operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the pandemic and the actions taken to contain or treat the COVID-19 pandemic.

We may become subject to litigation, which could materially and adversely affect us.

In the future, we may become subject to litigation or enforcement actions, including claims relating to our operations, securities offerings and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments and settlements exceed insured levels, could adversely impact our earnings and cash flows. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, expose us to increased risks that would be uninsured, and materially and adversely impact our ability to attract directors and officers.

As of the date of this Offering Circular there was no public market for our common stock.

As a result, you may be unable to sell your shares of our common stock.

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Disclosure requirements pertaining to penny stocks may reduce the level of trading activity for our common stock if and when it is publicly-traded.

Trades of the Company’s common stock, should a market ever develop, may be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

You may have difficulty depositing your shares with a broker or selling shares of our common stock which you acquire in this offering.

Many securities brokers will not accept securities for deposits and will not sell securities which:

•	are considered penny stocks or

•	trade in the over-the-counter market

Further, for a securities broker which will, under certain circumstances, sell securities which fall under any or all of the categories listed above, the customer, before the securities broker will accept the shares for deposit, must often complete a questionnaire detailing how the customer acquired the shares, provide the securities broker with an opinion of an attorney concerning the ability of the shares to be sold in the public market, and pay a “legal review” fee which in some cases can exceed $1,000.

For these reasons, investors in this offering may have difficulty selling shares of our common stock.

We are an Emerging Growth Company as defined in the JOBS Act. As long as we remain an Emerging Growth Company, we may take advantage of certain exemptions from various reporting and regulatory requirements that are applicable to other public companies that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

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USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds after sales commissions and our estimated offering expenses will be $9,600,000.

We will use these net proceeds for the following:

Shares Offered (% Sold)	10,000,000 Shares Sold (100%)	7,500,000 Shares Sold (75%)	5,000,000 Shares Sold (50%)	2,500,000 Shares Sold (25%)
Gross Offering Proceeds	$10,000,000	$7,500,000	$5,000,000	$2,500,000
Approximate Offering Expenses
Sales Commissions	200,000	150,000	100,000	50,000
Legal and Accounting	52,000	52,000	52,000	52,000
Blue Sky Expenses	13,000	13,000	13,000	13,000
Other Offering Expenses	135,000	135,000	135,000	135,000
Total Offering Expenses	400,000	350,000	300,000	250,000
Total Net Offering Proceeds	9,600,000	7,150,000	4,700,000	2,250,000
Principal Uses of Net Proceeds
Compensation to Employees/ Officers and Independent Contractor Compensation	700,000	600,000	500,000	500,000
Working Capital	7,650,000	5,550,000	3,350,000	1,050,000
Legal & Accounting	100,000	100,000	100,000	100,000
Consulting Fees	290,000	290,000	290,000	290,000
Research and Development	300,000	200,000	100,000	50,000
General and Administrative Expenses	500,000	400,000	300,000	200,000
Corporate Debt Reduction	60,000	60,000	60,000	60,000

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. Any line item amounts not expended completely shall be held in reserve as working capital and subject to reallocation to other line-item expenditures as required for ongoing operations.

As indicated in the table above, if we sell only 75%, 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without a working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

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DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the public offering price and the net tangible book value per share of our Common Stock after this offering.

Our negative net tangible book value per share as of September 30, 2022, was $(0.02). Negative net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our common stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors, assuming the sale of, respectively, of 100%, 75%, 50% and 25% of the Offered Shares (after sales commissions and estimated offering):

Percentage of shares offered that are sold	100%	75%	50%	25%
Public offering price	$1.00	$1.00	$1.00	$1.00
Net tangible book value per share as of September 30, 2022(1)	$(0.02)	$(0.02)	$(0.02)	$(0.02)
Net tangible book value per share after this offering	$0.12	$0.08	$0.05	$0.01
Increase in net tangible book value per share attributable to new investors in this offering	$0.14	$0.11	$0.07	$0.04
Dilution per share to new investors	$0.88	$0.92	$0.95	$0.99

(1)	Based on negative net tangible book value as of September 30, 2022 of $(1,344,400) and 61,100,000 outstanding shares of common stock as of September 30, 2022.

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PLAN OF DISTRIBUTION

Incentives

The Company intends to offer marketing incentives to encourage potential investors to invest. These incentives may include offering a 10% discount on the current price per share of the Offering if a minimum of $500,000 is invested. Details on the Company’s current incentives can be found on the Company’s offering page found at www.manhattanstreetcapital.com/GeoSolar

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO AN INVESTMENT IN THE COMPANY’S COMMON STOCK ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

Pricing of the Offering

As of the date of this Offering Circular there was no public market for our common stock. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

-	the information set forth in this Offering Circular and otherwise available;
-	our history and prospects and the history of and prospects for the industry in which we compete;
-	our past and present financial performance;
-	our prospects for future earnings and the present state of our development;
-	the general condition of the securities markets at the time of this Offering;
-	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
-	other factors deemed relevant by us.

Offering Period, Extension and Expiration Date

This Offering will start on or after the Qualification Date and can be extended by a resolution of the Board of Directors for up to 30 days, or on the Termination Date.

Rialto Markets, LLC

The Company has engaged Rialto Markets, LLC (“Rialto”), a broker-dealer registered with the Securities and Exchange Commission, to act as the broker-dealer of record for this Offering, but not for underwriting or placement agent services. As compensation, the Company has agreed to pay Rialto a commission equal to 2% of the amount raised from the sale of the Common Stock in this Offering. The Company has paid Rialto the FINRA filing fee of $2,000.

The Company may also pay selected dealers a commission of 5% of the amount sold by the selected dealers, although the Company has no current arrangements to do so. If the Company chooses to offer the shares of common stock through selected dealers, information regarding any arrangement with a selected dealer will be disclosed in an amendment to this Offering Circular.

The Company may also offer the Units through Finders, although the Company has no current arrangements to do so. If the Company chooses to offer the shares of common stock through Finders, information regarding any arrangement with a Finder will be disclosed in an amendment to this Offering Circular.

Manhattan Street Capital

The Company will pay FundAthena, Inc., d/b/a Manhattan Street Capital (“Manhattan Street Capital” or “MSC” as applicable) for its services in hosting the offering of the shares on its online platform.

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The Company will pay MSC the following for its services:

•	A technology and administration fee of $25 per investor, in cash, paid by the company when each investor deposits funds into the escrow account;
•	Anti-Money Laundering ("AML") verification fees between $2 and $6 per investor. AML fees will be dependent on the location of the investor;
•	A listing fee of $2,500 per month;
•	A project management fee of $45,000;
•	$75,000 no later than January 31, 2023;
•	Any applicable fees for fund transfers (ACH $2, check $5, debit card fees of $0.35 + 3% as charged by debit card processor, wire $15 or $35 for international fund transfers).

The Company intends to pay the cash fees from the proceeds of the offering. All fees are due to MSC regardless of whether investors are rejected after AML verification or the success of the offering.

Manhattan Street Capital does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of offerings on its platform, which may include identifying issuers listed on the platform. Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.manhattanstreetcapital.com website.

SRAX, Inc.

The Company has retained SRAX, Inc. to market the Company's Offering to persons who have expressed an interest to SRAX in investing in businesses such as the Company's business. For its services in this regard, the Company will issue SRAX 1,250,000 restricted shares of its common stock.

How to Subscribe

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Common Stock in this offering, you should complete the following steps:

1.	Go to www.manhattanstreetcapital.com/GeoSolarTechnologies, click on the "Invest Now" button;
2.	Complete the online investment form;
3.	Deliver funds directly by check, wire, debit card, or electronic funds transfer via ACH to the specified account;
4.	Once funds or documentation are received an automated AML verification will be performed to verify the identity and status of the investor;
5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a Subscription Agreement.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription.

If a subscription is rejected, all funds will be returned to subscribers within thirty days of such rejection without deduction or interest.  Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber.

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The Company has agreed to pay Prime Trust   as the Escrow Agent.

•	$400 for escrow account set-up fee,
•	$25 per month escrow account fee for so long as the Offering is being conducted,
•	a cash management fee of 0.5% of funds processed (up to a maximum of $10,000)

 If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Escrow Agent will have up to three days to ensure all the documentation is complete. Escrow Agent will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account at the Escrow Agent for the benefit of the company. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, and in the event the company receives oversubscriptions in excess of the maximum offering amount.

Escrow Agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the Shares. Escrow Agent is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Escrow Agent is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Escrow Agent’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Escrow Agent in this offering as any basis for a belief that it has done extensive due diligence. Escrow Agent does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the company. All inquiries regarding this offering should be made directly to the company.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Other Selling Restrictions

Other than in the United States, no action has been taken by us that would permit a public offering of our Common Stock in any jurisdiction where action for that purpose is required. Our Common Stock may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of shares of our Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our Common Stock in any jurisdiction in which such an offer or solicitation would be unlawful.

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Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Overview

We were incorporated in Colorado on December 2, 2020. We acquired all rights to what we formerly called the GSP system on March 9, 2021 from Fourth Wave Energy, Inc ("FWAV") in return for the issuance of 10,000,000 shares of our common stock to FWAV. FWAV has distributed (“Spin-Off”) these shares to its shareholders.

We also assumed all liabilities (approximately $380,000) associated with seven consulting agreements previously signed by FWAV. The agreements with the consultants generally provided that the consultants would advise FWAV in matters concerning the development of natural energy systems, formerly referred to as the "GSP system", in newly built and existing residences as well as new apartments and commercial buildings. Although these consulting agreements have since expired, we still owe approximately $380,000 to the former consultants.

As of September 30, 2022 we were in the development stage.

Results of Operations

YEAR ENDED DECEMBER 31, 2021

Material changes in the line items in our Statement of Income and Comprehensive Income for the year ended December 31, 2021 as compared to the period ended December 31, 2020 are discussed below:

Item	Increase (I) or Decrease (D)	Reason
General and Administrative Expenses	I	Increase in stock based compensation, consulting expenses, investor relations, and officer compensation

Research and Development	I	Proof of concept projected completed in 2021.

Period ended SEPTEMBER 30, 2022

Material changes in the line items in our Statement of Income and Comprehensive Income for the nine months ended September 30, 2022 as compared to the same period last year are discussed below:

Item	Increase (I) or Decrease (D)	Reason
General and Administrative Expenses	D	Due to the timing of recording non-cash stock compensation expense, a significant one-time non-cash stock compensation was recorded in the nine months ended September 30, 2021.

Research and Development	D	A proof of concept projected was completed in 2021.

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The factors that will most significantly affect future operating results are:

•	Timing of raising capital to fund future product development and customer acquisition

•	Supply chain cost increases and timing issues

•	Competition

•	Ability to find workers

Other than the foregoing we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

Liquidity and Capital Resources

Our sources and (uses) of cash for the year ended December 31, 2021 and the period ended December 31, 2020 were:

	2021	2020
	$	$
Cash used in operations	(772,423)	(5,000)
Repayment of advances	(16,000)	–
Proceeds from advances	70,000	6,100
Repayment of convertible note	(11,545)	–
Sale of convertible note	150,000	–
Sale of common stock and warrants	598,230	–

Our sources and (uses) of cash for the nine months ended September 30, 2022 and 2021 were:

	2022	2021
	$	$
Cash used in operations	(728,937)	(634,420)
Proceeds from advances – related party	1,000	–
Repayment of advances – related party	(1,780)	–
Proceeds from advances	–	70,000
Repayment of advances	(30,000)	(16,000)
Repayment of note payable	(3,439)	(11,545)
Sale of convertible notes	745,000	–
Proceeds from sale of common stock and warrants	283	598,190
Proceeds from subscription receivable	975	–

Our projected capital requirements for the twelve months ending December 31, 2023 are:

Description	Amount
Marketing	$200,000
General and Administrative	$600,000
Research and Development	$200,000

The funding we require may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shareholders. There is no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on their investment in our common stock. Further, we may continue to be unprofitable.

Other than as disclosed above, we do not anticipate any material capital requirements for the twelve months ending December 31, 2023.

We do not know of any trends, demands, commitments, events or uncertainties that will result in, or that are reasonable likely to result in, our liquidity increasing or decreasing in any material way.

We do not know of any significant changes in our expected sources and uses of cash.

We do not have any commitments or arrangements from any person to provide us with any debt or equity capital.

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Contractual Obligations

As of September 30, 2022 we did not have any material capital commitments.

Convertible Notes

In November and December 2021, the Company issued convertible notes in the principal amount of $150,000. During the nine months ended September 30, 2022, the Company issued convertible notes in the principal amount of $345,000. The notes are unsecured, bear interest at 8% per year and were due and payable on December 31, 2022. In June 2022, the Company issued a convertible note in the principal amount of $400,000. The note is unsecured, bears interest at 12% per year and is due and payable on May 31, 2023.

At the option of the note holders, the notes can be converted into shares of the Company’s common stock. The number of shares of the Company’s common stock which will be issued upon any conversion will be determined by dividing the amount to be converted by $0.20.

Off-Balance Sheet Arrangements

None.

Significant Accounting Policies

For a discussion of our significant accounting policies please see Note 2 to the audited financial statements included as part of this Offering Circular. Management has determined there were no critical accounting policies.

Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets, liabilities and contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. As a result, management is required to routinely make judgments and estimates about the effects of matters that are inherently uncertain. Actual results may differ from these estimates under different conditions or assumptions.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons, we have disclosed in our audited financial statements that there is substantial doubt that we will be able to continue as a going concern without further financing.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At September 30, 2022, the Company had not yet achieved profitable operations and expects to incur further losses in the development of its business. As reflected in the accompanying financial statements, the Company had a Stockholders’ Deficit at September 30, 2022, of $(1,344,400). This factor among others raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however, there is no assurance of additional funding being available.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

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BUSINESS

We were incorporated in Colorado on December 2, 2020. We acquired all rights to the GSP system on March 9, 2021, from Fourth Wave Energy, Inc ("FWAV") in return for the issuance of up to 10,000,000 shares of our common stock to FWAV. FWAV plans to distribute (“Spin-Off”) these shares to its shareholders on the basis of $0.209599 of a share of our common stock for each share held by a FWAV shareholder.

We also assumed all liabilities (approximately $380,000) associated with seven consulting agreements previously signed by FWAV. The agreements with the consultants generally provided that the consultants would advise FWAV in matters concerning the development of natural energy systems, referred to as the "GSP system", in newly built and existing residences as well as new apartments and commercial buildings. Although these consulting agreements have since expired, we still owe $380,000 to the former consultants.

We plan to install natural energy systems, referred to as the GeoSolar Plus System (the “GSP system”) in newly built and existing residences as well as green new apartments and commercial buildings. The GSP System is based on combining solar power, geothermal ground sourced energy and other clean energy technologies into one fully integrated system.  Our GSP system is designed to significantly reduce energy consumption and associated carbon emissions and improve the atmospheric and indoor air quality in residences.

Our business strategy is to form strategic dealership/licensing agreements with local solar power and plumbing companies making them our installation partners for the sale and installation of the GSP system.

Through our strategic dealership/licensing agreements we plan to grant all homeowners that purchase a GSP system a 25-year warranty and 100% financing through our anticipated licensees, of which we currently do not have any and we cannot guarantee that we will find any licensees that will be adequate to our business plans.

The Company through research and testing has developed, successfully tested, and is preparing to launch its first commercial product, a patent pending new system called GeoSolar Plus for powering homes that creates all the energy a homeowner uses with no carbon emissions or utility bills.

Solar Energy Overview

Solar power is energy from the sun that is converted into thermal or electrical energy. Solar energy is the cleanest and most abundant renewable energy source available, according to the Solar Energy Industries Association. Solar technologies can harness this energy for a variety of uses, including generating electricity, providing light or a comfortable interior environment, and heating water for domestic, commercial, or industrial use.

There are three main ways to harness solar energy: photovoltaic, solar heating and cooling, and concentrating solar power. Photovoltaics generate electricity directly from sunlight via an electronic process and can be used to power anything from small electronics such as calculators and road signs up to homes and large commercial businesses. Solar heating and cooling (SHC) and concentrating solar power (CSP) applications both use the heat generated by the sun to provide space or water heating in the case of SHC systems, or to run traditional electricity-generating turbines in the case of CSP power plants.

Solar energy is a very flexible energy technology: it can be built as distributed generation (located at or near the point of use) or as a central-station, utility-scale solar power plant (similar to traditional power plants). Both of these methods can also store the energy they produce for distribution after the sun sets, using new solar and storage technologies.

In the last decade alone, solar has experienced an average annual growth rate of 48%. Thanks to strong federal policies like the solar Investment Tax Credit, rapidly declining costs, and increasing demand across the private and public sector for clean electricity, there are now nearly 78 gigawatts (GW) of solar capacity installed nationwide, enough to power 14.5 million homes.

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The cost to install solar has dropped by more than 70% over the last decade, leading the industry to expand into new markets and deploy thousands of systems nationwide. Prices as of Q4 2020 are at their lowest levels in history across all market segments. An average-sized residential system has dropped from a pre-incentive price of $40,000 in 2010 to roughly $18,000 today.

Solar has ranked first or second in new electric capacity additions in each of the last years. In 2019, 40% of all new electric capacity added to the grid came from solar, the largest such share in history. Solar's increasing competitiveness against other technologies has allowed it to quickly increase its share of total U.S. electrical generation - from just 0.1% in 2010 to more than 2.5% today.

Homeowners and businesses are increasingly demanding solar systems that are paired with battery storage. While this pairing is still relatively new, the growth over the next five years is expected to be significant. By 2025, more than 25% of all behind-the-meter solar systems will be paired with storage, compared to under 5% in 2019.

The residential solar market experienced a record year in 2019 as costs continued to fall and solar expanded into more state markets. While California had its strongest year ever due to the emergence of solar storage as a remedy for disruptive power shutoffs, emerging markets also enjoyed strong growth. Future growth is expected across the country as prices continue to fall and combined solar + storage systems become increasingly viable.

GSP System

Our patent pending and proprietary GeoSolar Plus SmartGreen™ (GSP) all electric home energy system that will provide all the energy required for heating, cooling, cooking, powering, electric vehicle charging, and air purification within either existing or new homes. We are preparing to launch an aggressive rollout of the system targeting the new home and retrofit residential markets in the first quarter of 2022.

Our SmartGreen™ home system combines the powerful natural energy from solar and geothermal sources - energy radiated from the earth’s core - with electric heat pumps, air purification and monitoring, backup battery storage, all electric appliances, electric vehicle charging and a home automation central software system that operates every component for powering the home.

Potential benefits include:

•	Little to no utility bills for life
•	No carbon emissions from operation of home
•	Increased home value
•	Significantly healthier living environment
•	Clean, quiet and efficient living
•	Saves money and provides tax benefits

The entire system installs quickly and improves the home value from day one. We know of no other company that has the complete turnkey whole home system that GST is launching.

The GSP system is based on combining solar power and other energy efficient technologies into one fully integrated system. The GSP system is designed to significantly reduce energy consumption and associated carbon emissions in residences and commercial buildings.

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The GSP system is:

•	Powered by solar photovoltaics and is managed with direct current advanced energy management controls

Uses:

•	Geothermal heating and cooling

°	Efficient HVAC;
°	LED lighting;
°	Solar energy for hot water heating;
°	Improved insulation; and
°	Advanced air filtration and ventilation.

We plan to use a national network of home improvement contractors throughout the US to market and install the GSP system directly to homeowners. GST will retain the rights to the sales and installation of the System in the state of Colorado.

We plan to use independent subcontractors to replace a home’s existing heating and air conditioning system with the GSP system. We estimate that the removal of an existing HVAC system and the installation of the GSP system will cost approximately $39,000 after tax credits and require approximately 20 days to complete.

It is believed the installation of the GSP system will result in a more valuable, cleaner and healthier home and is highly economic for the homeowner.

The GSP system will symbolize an important advancement in the way homes are cooled, heated and powered and that the market for the GSP system will be substantial.

A rendering of the GSP system follows:

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Tiered Installation Levels

We plan to offer the GSP system installation packages in three tiers (Silver, Gold, and Platinum). This way we can tailor to the specific needs of each individual homeowner. The average new or existing home installation costs approximately $59,500 after 26% federal tax credits and potential state tax credits that could be available on a state by state basis.

The system can be 100% financed at low interest rates or added to a mortgage. We estimate that the payments will likely be less than the homeowner’s current utility bills.

As of the date of this Offering Circular the Company has installed one GSP system and had contracts, which will provide us with gross revenue of approximately $20,000, for the installation of other GSP systems. The one GSP system we installed was to test the system in a "live" environment and the amount we received for installing the system was credited to research and development expenses. There have been 29 GSP systems installed, 28 of the GSP systems were installed by the inventor of the GSP system that we acquired.

Geothermal Heat Pump Overview

Description

A geothermal heat pump system is an electrically powered heating and cooling system that transfers heat between your house and the earth using fluid circulated through long loops of underground pipes. In principle, a geothermal heat pump functions like a conventional heat pump, by using high-pressure refrigerant to capture and move heat between indoors and out. The difference is that conventional systems gather their heat—and get rid of it—through the outside air. Geothermal systems, in contrast, transfer heat through long loops of liquid-filled pipes buried in the ground.

As with ordinary heat pumps, the refrigerant in a geothermal heat pump runs in a loop through a compressor, condenser, expansion valve, and evaporator, collecting heat at one end and giving it up at the other. The direction of refrigerant flow, which is controlled by the reversing valve, determines whether heat is moving into the house in winter or being pulled out of it in summer. With the addition of a desuperheater, residual warmth from the system can also supplement a conventional water heater, further reducing energy bills.

We believe that the GSP system will be an integral part of making homes more efficient, as this will potentially cut home heating and cooling bills by an estimated 30 to 70 percent. Further benefits will include the elimination of noisy outdoor compressors and fans. Lastly, and for the benefit of the earth, the geothermal heating and cooling will reduce greenhouse gas emissions by greatly reducing the amount of gas and energy people use to heat and cool homes.

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Installation

We will install an indoor heat pump which will use a basic refrigeration cycle—evaporation, compression, condensation, and expansion—to capture and disburse heat from and to the ground to warm the house in winter and cool it in summer. We estimate that it will cost around $15,000–$20,000 to install each system, including ground loops, heat pump, and controls.

A geothermal heating system is not difficult to retrofit with a standard heating ventilation and air conditioning system to a ground-source system, as long as burying the ground loop is feasible. A house will need air ducts to distribute cool air on hot days. Those same ducts can provide warm air in winter.

Some geothermal heat pumps can hook up to an existing air handler, other units come with their own integral air handler. Houses with hot-water heating can use geothermal systems, too, although additional radiators may be needed because these systems do not reach the higher temperatures of fuel-fired boilers.

Upon installation we will need to bury approximately 1,500 to 1,800 feet for a typical 2,000-square-foot home. This can be done generally in several ways. The first set up would be for a house on a large property where we could bury the pipes horizontally in approximately four-foot-deep trenches around the property, the second method would be used for houses on smaller properties or properties that are not good for trenching, in that instance we would need to drill several holes approximately three hundred feet straight down into the ground, and a third method would be available if there was an adequate sized body of water close to the home, in that situation we could run the pipes and coil them at the bottom of the pond. In the second method the drilling of the holes would add approximately 50% to the cost of installation.

Efficiency

We plan to use super-efficient geothermal heat pumps. These heat pumps will provide clean, quiet heating and cooling while potentially cutting utility bills by up to 70 percent.

It is estimated that it takes only one kilowatt-hour of electricity for a geothermal heat pump to produce nearly 12,000 Btu of cooling or heating. (To produce the same number of Btus, a standard heat pump on a 95-degree day consumes 2.2 kilowatt-hours.) Geothermal systems are twice as efficient as the top-rated air conditioners and almost 50 percent more efficient than the best gas furnaces, all year round.

Another advantage is that there is no need for a noisy outdoor fan to move air through the compressor coils. Geothermal units simply pump liquid, so they can be placed indoors, safe from the elements. Most geothermal units come with 10-year warranties, but they can last much longer.

Markets and Marketing

The renewable energy and efficiency market involves suppliers, distributors, manufacturers, and contractors; therefore, we plan to establish and maintain a loyal business relationships with all parties.

 Technology for solar modules, battery storage, and energy efficiency products is constantly advancing, making it more affordable to create a more clean and sustainable energy. Renewable energy is one of the fastest growing industries worldwide. Showing continued growth from solar photovoltaic systems to electrification of vehicles. Due to the ever-changing climate, we will strive to stay relevant and adapt to ongoing environmental and regulatory changes and continuing to expand our business model to branch out with complimentary services.

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Some new potential products, services and markets are as follows:

•	Bidirectional charge controllers using electric vehicles
•	Holistic approach to residential decarbonization through integration of envelope improvements, electrification and transitioning to heat pumps
•	JV with builders on development of electric zero carbon apartments
•	Warehouse conversions to electric
•	Neighborhood community green energy retrofits

Sales and Marketing

Our business strategy is to form strategic dealership/licensing agreements with local solar power and plumbing companies making them our installation partners for the sale and installation of the GSP system.

Through our strategic dealership/licensing agreements we plan to grant all homeowners that purchase a GSP system a 25-year warranty and 100% financing through our partners. We are particularly excited about the Arizona and Colorado markets and plan to have a major presence in both states. Additionally, we plan to expand rapidly to Texas, California, New Mexico, Utah and Nevada, where solar power is currently most prevalent.

We will potentially seek mergers and/or acquisitions with solar installers, geothermal installers and potentially product manufacturers to integrate our technology and application with their services and product line. This way, we do not need to spend as many funds on customer acquisition to expand into new territories, as we can use existing local providers and their existing customer base, which should save time and money.

Renewable Energy

Renewable energy is defined as energy supplies that derive from non-depleting sources such as solar, wind and certain types of biomass. Renewable energy reduces dependence on imported and increasingly expensive oil and natural gas. In addition, growing environmental pressures, increasing economic hurdles of large power generation facilities and U.S. National Security interests are favorable drivers for renewable energy. Renewable energy, including solar and wind power, is the fastest growing segment of the energy industry worldwide.

Solar power, subsequent to installation, is an environmentally benign, locally sourced renewable energy source that can play an immediate and significant role in assisting global economic development, forging sustainable global environmental and energy policies, and protecting national security interests.

Competition

The markets we plan to serve are highly fragmented with numerous small and regional participants and several large nationally based companies. Competition in the markets we plan to serve will be based on a number of considerations, including our ability to excel at timeliness of delivery, technology, applications experience, know-how, reputation, product warranties, service and price. Demand for our products can vary period over period depending on conditions in the markets we serve. We believe our future product quality reliability, and safety supported by advanced manufacturing and operational excellence will differentiate us from many of our competitors, including those competitors who often offer products at a lower price.

Overall, the competitive environment of the renewable energy industry is very tense despite its market size. The Company competes with other distributors, installers such as Vivint, Tesla, SunPower, Sunnova, and many companies that install geothermal pumps and piping such as WaterFurnace and Dandelion Energy, to name some of the other renewable energy companies that are currently in our industry. These competitors possess significantly greater financial and non-financial resources, manufacturing capacity, well established business models and distribution channels and branding.

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Patents and Trademarks

The trademarks currently owned by the Company, and for which it intends to seek federal transaction registration are the marks, GeoSolar Technologies, SmartGreen™ and Leading the Clean Electric Home Revolution™. The Company may federally register other trademarks in the future as the need arises. The Company on May 17, 2021, applied for a United States Patent on its System to Decarbonize, Ventilate and Electrify a Dwelling. This application is currently in provisional status and is application number 63/189,629.

Regulation

We face extensive government regulation both within and outside the U.S. relating to the development, installation, marketing, sale and distribution of our renewable energy products, software and services. The following sections describe certain significant regulations that we are subject to. These are not the only regulations that our businesses must comply with. For a description of risks related to the regulations that our businesses are subject to, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”

We are not a “regulated utility” in the United States under applicable national, state or other local regulatory regimes where we conduct business.

To operate our systems we obtain interconnection agreements from the applicable local primary electricity utility. Depending on the size of the solar energy system and local law requirements, interconnection agreements are between the local utility and either us or our customer. In almost all cases, interconnection agreements are standard form agreements that have been pre-approved by the local public utility commission or other regulatory body with jurisdiction over interconnection agreements. As such, no additional regulatory approvals are required once interconnection agreements are signed. We maintain a utility administration function, with primary responsibility for engaging with utilities and ensuring our compliance with interconnection rules.

Our operations are subject to stringent and complex federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state laws that protect and regulate employee health and safety.

Federal and/or state prevailing wage requirements, which generally apply to any “public works” construction project that receives public funds, may apply to installations of our solar energy systems on government facilities. The prevailing wage is the basic hourly rate paid on public works projects to a majority of workers engaged in a particular craft, classification or type of work within a particular area. Prevailing wage requirements are established and enforced by regulatory agencies. Our Sole Officer and Director monitor and coordinate our continuing compliance with these regulations.

Seasonality

We do not expect any seasonality in our business.

Employees

We have one full-time employee, that being our sole officer. We anticipate adding additional employees in the next 12 months, as needed. We do not feel that we would have any unmanageable difficulty in locating needed staff in large part because of our Remote Work corporate structure that allows for location and time flexibility.

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Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

We plan to have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, in the future we will have a policy requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury caused by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

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MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position
A. Stone Douglass	74	Chief Executive, Financial, and Accounting Officer and a Director

Mr. Douglass has been the Chief Executive Officer and a Director of the Company since December 2020. Mr. Douglass has been the:

•	Chief Financial Officer and a Director of David Kind, Inc., a Venice, California based online eyewear brand, since June 2013.
•	Chairman and Chief Executive Officer of Sealand Natural Resources, Inc., a manufacturer and purveyor of Sealand Birk birch water and other alternative beverages since March 2016.
•	Chief Financial Officer and a Director of P5 Systems, Inc., a San Diego based technology platform known as the Craig's List of cannabis, servicing the legal cannabis value chain, since March 2018.
•	Chief Executive Officer of Empire Global Gaming, Inc., a Long Island, N.Y. based owner of gambling games and gaming applications between December 2018 and January 31, 2022.
•	Chief Financial Officer and a Director of Digipath, Inc., a cannabis laboratory, since 2021.

Between July 2011 and December 2013 Mr. Douglass was the Chief Executive Officer of Ryderz Compound, Inc., a Carlsbad, California based action sports retailer. Ryderz was sold to Pacific Vector, Inc. in 2013. In 2014, Pacific Vector, Inc. filed for bankruptcy.

Between April 2008 and December 2010 Mr. Douglass was the Chief Executive Officer of RedEnvelope, Inc. a San Francisco based online gift site. Mr. Douglass was brought in to take RedEnvelope through bankruptcy. RedEnvelope filed a Chapter 11 bankruptcy petition on April 17, 2008 and was later sold to another online site. The creditors of RedEnvelope received 75% of the amounts owed to them by RedEnvelope.

Between September 2014 and May 2017 Mr. Douglass was the manager of HL Brands, LLC, a private firm manufacturing and selling apparel under the POPaganda brand and watches and bags under the Flud brand.

Between September 2014 and May 2017 Mr. Douglass was the Chairman of Artec Global Media, Inc., a publicly traded (ACTL:OTC Pink) media company.

On July 1, 2021, Mr. Douglass was appointed to serve as a member of the Board of Directors of Digipath, Inc. (DIGP:OTC Pink). On August 16, 2021, Mr. Douglass was appointed to serve as Digipath’s Chief Financial Officer. Prior to his appointment as a director, Mr. Douglass had been serving as a consultant to Digipath.

Mr. Douglass is not an independent director as that term is defined in the Company Guide of the NYSE American. Mr. Douglass is considered a promoter of the Company, as that term is defined by the Securities and Exchange Commission.

The Company believes Mr. Douglass is qualified to act as a director due to his past experience as an executive officer of numerous corporations.

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Audit and Compensation Committees

The Company currently does not have an audit or a compensation committee. The Board of Directors act as the Company’s audit and compensation committees.

Board Composition

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Ethics

We do not have a code of ethics. We do not believe a code of ethics is necessary since at this time we only have one officer and director.

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EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation earned by our only executive Officer during the two years ended December 31, 2022.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)		Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total

A. Stone Douglass	2022	$180,000	$–	$		$–	$–	$–	$180,000
CEO, CFO, Secretary	2021	$180,000	$–		$390,671	$–	$–	$–	$570,671

______________

(1)	The dollar value of base salary (cash and non-cash) earned.
(2)	The dollar value of bonus (cash and non-cash) earned.
(3)	The value of all stock awarded during the periods covered by the table is calculated according to ASC 718-10-30-3 which represented the grant date fair value.
(4)	The fair value of all stock options granted during the periods covered by the table are calculated on the grant date in accordance with ASC 718-10-30-3 which represented the grant date fair value.
(5)	All other compensation that could not be properly reported in any other column.

During the year ended December 31, 2022, Mr. Douglass received $152,800 and $17,200 of his salary was accrued. During the year ended December 31, 2021, Mr. Douglass received $100,000 and $80,000 of his salary was accrued.

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

On January 5, 2021, the Company entered into an employment agreement with Mr. Stone Douglass pursuant to which Mr. Douglass agreed to serve as Chief Executive Officer commencing on January 1, 2021, for an initial term of three years. The term will be extended automatically for one year on January 1, 2024 and each annual anniversary thereof (the “Extension Date”) unless, and until, at least ninety days prior to the applicable Extension Date either Mr. Douglass or the Company provides written notice to the other party that the employment agreement is not to be extended. Mr. Douglass will receive a base annual salary of $180,000.

The following shows the amount we expect to pay to Mr. Douglass and the amount of time Mr. Douglass expects to devote to our business during the year ending December 31, 2023.

	Projected Monthly	Percent of Time to Be
Name	Compensation	Devoted to our Business
A. Stone Douglass	$15,000	80%

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Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

A Stone Douglass	–	2,000,000	$0.10	August 1, 2031

Short-Term Incentives

Cash bonuses may be awarded at the sole discretion of the Board of Directors based upon a variety of factors that encompass both individual and Company performance.

Long-Term Incentives

Equity incentive awards help to align the interests of our employees with those of our shareholders. Equity based awards are made under our Equity Incentive Plan. Options are granted with exercise prices equal to the closing price of our common stock on the date of grant and may be subject to a vesting schedule as determined by the Board of Directors who administer the plan.

We believe that grants of equity-based compensation:

•	enhance the link between the creation of shareholder value and long-term executive incentive compensation;
•	provide focus, motivation, and retention incentive; and
•	provide competitive levels of total compensation

In addition to cash and equity compensation programs, executive officers participate in the health and welfare benefit programs available to other employees.

Equity Incentive Plan

We have an Equity Incentive Award Plan (the “Plan”) that reserves shares of common stock for issuance to plan participants in the form of incentive and non-qualified stock options, stock appreciation rights (“SARs”), and stock grants and units.  Each stock option awarded allows the holder to purchase one share of our common stock. The number of shares reserved for issuance under the Plan is equal to 15% of our outstanding shares of common stock as of the end of each calendar quarter.

The Plan is administered by our Board of Directors (or any committee subsequently appointed by the Board) and is vested with the authority to interpret the provisions of the Plan and supervise the administration of the Plan. In addition, the Board is empowered to select those persons who will participate in the Plan, to determine the number of shares subject to each award and to determine when, and upon what conditions, awards granted under the Plan will vest, terminate, or otherwise be subject to forfeiture and cancellation. The terms and conditions of any awards issued, including the price of the shares underlying each award are governed by the provisions of the Plan and any agreements with the Plan participants.

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Incentive Stock Options

All of our employees are eligible to be granted incentive stock options pursuant to the Plan. Options granted pursuant to the Plan terminate at such time as may be specified when the option is granted.

The exercise price of each option cannot be less than 100% of the fair market value of our common stock at the time of the granting of the option provided, however, if the optionee, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the purchase price of the option shall not be less than 110% of the fair market value of the stock at the time of the granting of the option.

The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

At the discretion of the Board of Directors, options granted pursuant to the Plan may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board may also accelerate the date upon which any option (or any part of any option) is first exercisable. However, no option, or any portion thereof may be exercisable until one year following the date of grant. In no event shall an option granted to an employee then owning more than 10% of our common stock be exercisable by its terms after the expiration of five years from the date of grant, nor shall any other option granted pursuant to the Plans be exercisable by its terms after the expiration of ten years from the date of grant.

Non-Qualified Stock Options

Our employees, directors and officers, and consultants or advisors are eligible to receive non-qualified stock options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with a capital-raising transaction or promoting our common stock.

At the discretion of our Board of Directors options granted pursuant to the Plan may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board may also accelerate the date upon which any option (or any part of any option) is first exercisable.

Stock Appreciation Rights

SARs give the participant the right to receive the appreciation in value of one share of common stock of the Company. Appreciation is calculated as the excess of (i) the fair market value of a share of common stock on the date of exercise over (ii) the base value fixed by the Board on the grant date, which may not be less than the fair market value of a share of common stock on the grant date. Payment for SARs shall be made in cash, stock, or a combination thereof. SARs are exercisable at the time and subject to the restrictions and conditions as the Board approves, provided that no SAR may be exercised more than ten (10) years following the grant date.

Restricted Stock

A restricted stock award gives the participant the right to receive a specified number of shares of common stock at a purchase price determined by the Board (including and typically zero). Restrictions limit the participant’s ability to transfer the stock and subject the stock to a substantial risk of forfeiture until specific conditions or goals are met. The restrictions will lapse in accordance with a schedule or other conditions as determined by the Board, which might include the achievement of specified performance targets and/or continued employment of the participant until a specified date. As a general rule, if a participant terminates employment when the restricted stock is subject to restrictions, the participant forfeits the unvested restricted stock.

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Restricted Stock Units ("RSU")

An RSU award gives the participant the right to receive common stock, or a cash payment equal to the fair market value of common stock (determined as of a specified date), in the future, subject to restrictions and a risk of forfeiture. The restrictions typically involve the achievement of specified performance targets and/or the continued employment or service of the participant until a specified date. Participants holding restricted stock units have no rights as a shareholder with respect to the shares of stock subject to their restricted stock unit award prior to the issuance of such shares pursuant to the award.

Stock Grants

A stock grant award gives the participant the right to receive (or purchase at such price as determined by the Board) shares of stock, free of any vesting restrictions. The purchase price, if any, for a stock grant award shall be payable in cash or in any other form of consideration acceptable to the Board. A stock grant award may be granted or sold in respect of past services or other valid consideration, or in lieu of any cash compensation owed to a participant.

Stock Units

A stock unit award gives the participant the right to receive shares of stock, or a cash payment equal to the fair market value of a designated number of shares, in the future, free of any vesting restrictions. A stock unit award may be granted or sold in respect of past services or other valid consideration, or in lieu of any cash compensation owed to a participant.

Other Information Regarding the Plan

In the discretion of the Board, any option granted pursuant to the Plan may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Plan and any options granted pursuant to the Plan or will be forfeited if the "vesting" schedule established by the Board administering the Plan at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain as our employee or the period of time a non-employee must provide services to us. At the time an employee ceases working for us (or at the time a non-employee ceases to perform services for us), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Board payment for the shares of common stock underlying options may be paid through the delivery of shares of our common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. The exercise may be made through a "cashless" exercise or a combination of cash and shares of common stock at the discretion of the Board.

Awards are generally non-transferable except upon death of the recipient. Shares issued pursuant to the Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board when the shares were issued.

Our Board of Directors may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted.

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The following table shows the weighted average exercise price of the outstanding options granted pursuant to the Company’s Equity Incentive Plan as of December 31, 2022, the Company’s recently completed fiscal year:

Plan	Total Shares Reserved Under the Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
		(a)	(b)	(c)
Equity Incentive Plan	8,977,500	4,050,000	$0.11	4,927,000

The Company’s Equity Incentive Plan has not been approved by the Company’s shareholders.

The following shows certain information as of December 31, 2022 concerning the stock options and stock bonuses granted pursuant to the Equity Incentive Plan. Each option represents the right to purchase one share of our common stock.

Total Shares Reserved Under the Plan	Shares Reserved for Outstanding Options	Shares Issued As Stock Bonus	Remaining Options/Shares Under the Plan
8,977,500	4,050,000		4,927,000

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. As of the date of this Offering Circular, no amounts have been paid to, or accrued to, Directors in such capacity.

RELATED PARTY TRANSACTIONS

During the period of December 2, 2020 (inception) through December 31, 2020, the Company’s sole director advanced the Company $100. During the year ended December 31, 2021, the Company’s sole director paid $680 of expenses on behalf of the Company. The advances are unsecured, non-interest bearing and is payable on demand. As of December 31, 2021, the advances related party totaled $780.

During the year ended December 31, 2021, the CEO and a family member purchased 3,400,000 and 100,000 shares of common stock at par value of $0.0001 per share, respectively.

Between January 1, 2021, and December 31, 2021, A. Stone Douglass, our sole officer and director, purchased 2,000,000 of shares of the Company’s common stock at a price of $0.001 per share. On December 26, 2021, Mr. Douglass purchased an additional 1,400,000 shares of the Company's common stock at a price of $0.0001 per share.

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PRINCIPAL SHAREHOLDERS

The following table sets forth as of the date of this Offering Circular, certain information regarding beneficial ownership of our common stock by:

•	Each executive officer
•	Each person known to us to beneficially own 5% or more of our common stock;
•	Each director; and
•	All of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group

Name of Beneficial Owner	Shares Owned	Percentage of Beneficial Ownership
Directors and Officers:
A. Stone Douglass	3,400,000	5.7%

All executive officers and directors as a group (1 person)	3,400,000	5.7%

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DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue Two Hundred Million, (200,000,000) shares of common stock with a par value of $0.0001 per share (the “Common Stock”) and Twenty Million (20,000,000) shares of preferred stock (the “Preferred Stock"), with a par value of $0.0001. The specific rights of the preferred stock, when so designated, shall be determined by the board of directors.

Voting Rights. All shares of common stock shall be identical with each other in every respect and the holders of common shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share on all matters on which shareholders have the right to vote.

Liquidation. In the event of a liquidation, dissolution, or winding up of the Company, the holders of our Common Stock are entitled to share pro-rata all net assets remaining after payment in full of all liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive Rights. No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, provided however that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any right of first refusal that the Board of Directors may deem advisable in connection with such issuance.

Dividends. The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of. the Corporation: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Company or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity; (7) the provisions, if any of a sinking fund applicable to such series: and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof of such series.

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Dividend Policy

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

Transfer Agent and Registrar

Our transfer agent is Empire Stock Transfer, whose address is 1859 Whitney Mesa Drive, Henderson, NV 89014, telephone number is (702) 818-5898, and website is www.empirestock.com

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

SHARES ELIGIBLE FOR FUTURE SALE

 In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our Common Stock then outstanding; or the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Hart & Hart, LLC, Denver, Colorado.

EXPERTS

The audited financial statements for the two years ending December 31, 2021, that have been included in this Offering Circular have been audited by MaloneBailey, LLP, and are included in the reliance on their report, given upon their authority as experts in accounting and auditing.

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INDEMNIFICATION

The Colorado Business Corporation Act and the Company’s articles of Incorporation and Bylaws provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company’s best interest.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that one of our directors, officers or controlling persons is successful in the defense of any action, suit or proceeding in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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GEOSOLAR TECHNOLOGIES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

Page Number

Report of Independent Registered Public Accounting Firm (Report of MaloneBailey, LLP, Houston, TX PCAOB ID 206)	F-2

Balance Sheets - December 31, 2021 and 2020	F-3

Statements of Operations - for the year ended December 31, 2021 and the period from December 2, 2020 (inception) through December 31, 2020	F-4

Statements of Changes in Stockholders’ Deficit - for the year ended December 31, 2021 and the period from December 2, 2020 (inception) through December 31, 2020	F-5

Statement of Cash Flows for the year ended December 31, 2021 and the period from December 2, 2020 (inception) through December 31, 2020	F-6

Notes to Consolidated Financial Statements - Years Ended December 31, 2021 and 2020	F-7

Interim Financial Statements

September 30, 2022

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

GeoSolar Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of GeoSolar Technologies, Inc. (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2021 and the period from December 2, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from December 2, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2021.

Houston, Texas

March 31, 2022

F-2

GeoSolar Technologies, Inc.

Balance Sheets

	December 31, 2021	December 31, 2020

ASSETS
Current assets:
Cash	$19,362	$1,100
Subscription receivable	960	–
Prepaid expenses	1,474	–
Total current assets	21,796	1,100

Deferred offering costs	300,000	–

Total assets	$321,796	$1,100

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$166,837	$–
Accrued compensation	80,000	–
Accrued expenses	409,349	–
Related party advances	780	100
Advances	60,000	6,000
Senior convertible notes payable	150,000	–
Total current liabilities	866,966	6,100
Total liabilities	866,966	6,100

Commitments and contingencies

STOCKHOLDERS' DEFICIT
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, no shares issued and outstanding	–	–
Common stock, $0.0001 par value, 200,000,000 shares authorized, 56,875,000 and no shares issued and outstanding, respectively	5,688	–
Additional paid in capital	6,149,052	–
Accumulated deficit	(6,699,910)	(5,000)
Total stockholders' deficit	(545,170)	(5,000)
Total liabilities and stockholders' deficit	$321,796	$1,100

The accompanying notes are an integral part of these financial statements.

F-3

GeoSolar Technologies, Inc.

Statements of Operations

For the year ended December 31, 2021 and period from

December 2, 2020 (inception) through December 31, 2020

	December 31, 2021	December 31, 2020

Operating expenses:
General and administrative	$6,626,621	$5,000
Research and development	65,702	–

Total operating expenses	6,692,323	5,000

Other expenses:

Interest expense	(2,587)	–

Total other expenses	(2,587)	–

Net loss	$(6,694,910)	$(5,000)

Net loss per common share:
Basic and diluted	$(0.18)	$(0.00)

Weighted average common shares outstanding:
Basic and diluted	36,345,060	–

The accompanying notes are an integral part of these financial statements.

F-4

GeoSolar Technologies, Inc.

Statements of Changes in Stockholders’ Deficit

For the year ended December 31, 2021 and the

period from December 2, 2020 (inception) through December 31, 2020

	Common Stock		Additional paid-in	Accumulated
	Shares	Amount	capital	Deficit	Total

Balance, December 31, 2020	–	$–	$–	$–	$–

Net loss	–	–	–	(5,000)	(5,000)

Balance, December 31, 2020	–	–	–	(5,000)	(5,000)

Founder shares issued for cash	7,525,000	752	–	–	752

Common shares issued for cash ($2,478) and services	24,775,000	2,478	3,713,773	–	3,716,251

Common shares issued for subscription receivable ($960) and services	9,600,000	960	1,439,040	–	1,440,000

Units issued for cash	2,975,000	298	594,702	–	595,000

Common shares issued to Fourth Wave Energy, Inc.	10,000,000	1,000	–	–	1,000

Common shares issued for deferred offering cost	2,000,000	200	299,800	–	300,000

Stock based compensation	–	–	101,737	–	101,737

Net loss	–	–	–	(6,694,910)	(6,694,910)

Balance, December 31, 2021	56,875,000	$5,688	$6,149,052	$(6,699,910)	$(545,170)

The accompanying notes are an integral part of these financial statements.

F-5

GeoSolar Technologies, Inc.

Statement of Cash Flows

For the year ended December 31, 2021 and the

period from December 2, 2020 (inception) through December 31, 2020

	December 31, 2021	December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,694,910)	$(5,000)
Adjustment to reconcile net loss to cash used in operating activities:
Stock based compensation	5,255,550	–
Net change in:
Prepaid expenses	10,071	–
Accounts payable	167,517	–
Accrued compensation	80,000	–
Accrued expenses	409,349	–

CASH FLOWS USED IN OPERATING ACTIVITIES	(772,423)	(5,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of advances	(16,000)	–
Proceeds from advances	70,000	6,000
Proceeds from advances, related party	–	100
Repayments on note payable	(11,545)	–
Proceeds from convertible note payable	150,000	–
Proceeds from issuance of common stock and warrants	598,230	–

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	790,685	6,100

NET CHANGE IN CASH	18,262	1,100
Cash, beginning of period	1,100	–
Cash, end of period	$19,362	$1,100

SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid on interest expense	$1,064	$–
Cash paid for income taxes	$–	$–

NON-CASH TRANSACTIONS
Expenses paid on the Company's behalf	$680	$–
Financing of prepaid insurance premiums	$11,545	$–
Common shares issued for subscription receivable	$960	$–
Common shares issued for deferred offering cost	$300,000	$–

The accompanying notes are an integral part of these financial statements.

F-6

GeoSolar Technologies, Inc.

Notes to the Financial Statements

Note 1. Basis of Presentation

The accompanying audited financial statements of GeoSolar Technologies, Inc. (“we”, “our”, “GeoSolar” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”)

On March 9, 2021, Fourth Wave Energy, Inc. (“Fourth Wave”) sold the GeoSolar Plus System (the “GSP system”) to us for 10,000,000 shares of our common stock and the assumption of $379,850 in liabilities associated with consulting agreements previously signed by Fourth Wave.

Note 2. Summary of Significant Accounting Policies

The financial statements have, in management's opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Basis of Presentation

The basis of accounting applied is United States generally accepted accounting principles (“US GAAP”).

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original purchase maturity of three months or less to be cash equivalents. As of December 31, 2021 and 2020, there were no cash equivalents.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates in the accompanying financial statements involved the valuation of common stock and stock based compensation.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and accounts payable. The carrying values of these financial instruments approximate their respective fair values as they are short-term in nature or carry interest rates that approximate market rate.

F-7

Basic and Diluted Loss Per Share

Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. Accordingly, the number of weighted average shares outstanding, as well as the amount of net loss per share are presented for basic and diluted per share calculations for the year ended December 31, 2021 and the period from December 2, 2020 (inception) to December 31, 2020, reflected in the accompanying statement of operations. During the year ended December 31, 2021, 1,487,500 of stock warrants and 3,750,000 of stock options were considered for their dilutive effects but were determined to be anti-dilutive due to the Company’s net loss. There were no dilutive shares outstanding during the period from December 2, 2020 (inception) through December 31, 2020.

Stock-based Compensation

The Company determines the fair value of stock option awards granted to employees and nonemployees in accordance with FASB ASC Topic 718 – 10. Compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

Leases

The Company elected to adopt a package of practical expedients under Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842) which removes the requirement to reassess whether expired or existing contracts contain leases and removes the requirement to reassess the lease classification for any existing leases prior to the adoption date of January 1, 2019. Additionally, the Company has made a policy election not to capitalize leases with a term of 12 months or less. Rent expense for the year ended December 31, 2021, was $3,682.

Recent Accounting Pronouncements

The Company does not believe that any recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

Note 3. Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At December 31, 2021, the Company had not yet achieved profitable operations and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however, there is no assurance of additional funding being available.

Note 4. Related Party Transactions

On January 5, 2021, the Company entered into an employment agreement with Mr. Stone Douglass pursuant to which Mr. Douglass agreed to serve as Chief Executive Officer commencing on January 1, 2021, for an initial term of three years. The term will be extended automatically for one year on January 1, 2024 and each annual anniversary thereof (the “Extension Date”) unless, and until, at least ninety days prior to the applicable Extension Date either Mr. Douglass or the Company provides written notice to the other party that the employment agreement is not to be extended (the later of January 1, 2024 or the last date to which the term is extended will be the end of the term). Mr. Douglass will receive a base annual salary of $180,000. During the year ended December 31, 2021, the Company recognized $180,000 of expense related to this agreement. As of December 31, 2021, the Company has accrued $80,000 of compensation.

F-8

During the year ended December 31, 2021, the CEO and a family member purchased 3,400,000 and 100,000 shares of common stock at par value of $0.0001 per share, respectively. See Note 6.

During the year ended December 31, 2021, the Company’s sole director paid $680 of expenses on behalf of the Company and during the period of December 2, 2020 (inception) through December 31, 2020, advanced the Company $100. The advances are unsecured, non-interest bearing and is payable on demand. As of December 31, 2021 and December 31, 2020, the advances related party totaled $780 and $100, respectively.

Note 5. Advances, Notes Payable and Senior Convertible Notes

Advances

During the period of December 2, 2020 (inception) through December 31, 2020, the Company received advances of $6,000 from an investor to pay operating expenses. The advance is unsecured, non-interest bearing and payable on demand. During the year ended December 31, 2021, the Company received $70,000 in advances from shareholders and repaid $16,000 in advances. As of December 31, 2021 and December 31, 2020, the advances totaled $60,000 and $6,000, respectively.

Senior Convertible Notes

In November and December 2021, the Company issued three senior convertible notes in the principal amount of $150,000. The notes are unsecured, bear interest at 8% per year and are due and payable on December 31, 2022. At the option of the holder, the notes can be converted into shares of the Company’s common stock. The number of shares of the Company’s common stock which will be issued upon any conversion will be determined by dividing the amount to be converted by $0.20. As of December 31, 2021, the balance on the loans was $150,000. The Company evaluated the conversion option and concluded a beneficial conversion feature and embedded derivative were not present at issuance.

Note 6. Equity

The Company is currently authorized to issue up to 200,000,000 shares of common stock with a par value of $0.0001. In addition, the Company is authorized to issue 20,000,000 shares of preferred stock with a par value of $0.0001. The specific rights of the preferred stock, when so designated, shall be determined by the board of directors.

During the year ended December 31, 2021, the Company issued 7,525,000 shares of its common stock to founders at par value of $0.0001 per share. The Company received proceeds of $752 related to the issuance of shares.

During the year ended December 31, 2021, the Company issued 10,000,000 shares of its common stock to Fourth Wave related to the transfer of their technology at par value of $0.0001 per share. This transaction was contemplated at the founding of our Company and valued at $0.0001 which was the same price the founders paid for common stock. As a result of this transaction, Fourth Wave is a significant shareholder of the Company.

During the year ended December 31, 2021, the Company issued 34,375,000 shares of its common stock valued at $0.15 per share. The Company received proceeds of $2,478 and recorded a subscription receivable of $960. The subscription receivable was collected in full in January 2022. Based on the estimated fair value using the cash selling price at the time of issuance, the Company recognized an expense of $5,152,813 related to the issuance of these shares.

During the year ended December 31, 2021, the Company sold 29.75 Units at a price of $20,000 per Unit to a group of private investors for proceeds of $595,000. Each Unit consists of 100,000 shares of our common stock and 50,000 warrants. Each warrant allows the holder to purchase one share of the Company's common stock at a price of $2.00 per share at any time on or before December 31, 2024.

F-9

On December 1, 2021, the Company entered into an agreement with Manhattan Street Capital (“MSC”) to provide management, technology, administrative services, and assistance with and introduction to resources need to conduct a Reg A+ offering. MSC with be paid $5,000 monthly in advance for a 9-month period and $2,500 per month while the offering is ongoing. In addition, MSC will receive 2,000,000 shares of the Company stock price of $0.0001 per share. The shares were valued at approximately $300,000 and were recorded as deferred offering costs on the balance sheet. The deferred charges will be charged against paid-in capital upon future proceeds from the sale of common stock under this agreement. As of December 31, 2021, unamortized deferred offering costs totaled $300,000.

Stock Warrants

The following table summarizes the stock warrant activity for the year ended December 31, 2021:

	Number of Warrants	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2020	–	$–
Granted	1,487,500	2.00
Exercised	–	–
Forfeited and expired	–	–
Outstanding at December 31, 2021	1,487,500	$2.00

As of December 31, 2021, all outstanding warrants are exercisable and have a weighted average remaining term of 3 years. There was no intrinsic value of the outstanding warrants as of December 31, 2021.

Stock Options

The following table summarizes the stock option activity for the year ended December 31, 2021:

	Number of Options	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2020	–	$–
Granted	3,750,000	0.10
Exercised	–	–
Forfeited and expired	–	–
Outstanding at December 31, 2021	3,750,000	$0.10

On August 1, 2021, the Company granted 2,000,000 options to Stone Douglass, CEO, and 1,750,000 options to various employees and consultants of the Company. The options have a ten-year term and have an exercise price of $0.10 per share. The fair value of the options at issuance was $732,508. The Company valued the options using the Black-Scholes model with the following key assumptions ranging from: fair value stock price, $0.20, Exercise price, $0.10, Term 10 years, Volatility 132.91%, and Discount rate 1.24% and a dividend yield of 0%.

During the year ended December 31, 2021, the Company recognized $101,737 of expense related to outstanding stock options leaving $630,771 of unrecognized expenses related to options. As of December 31, 2021, the outstanding stock options have a weighted average remaining term of 9.59 years and have an aggregate intrinsic value of $187,500.

F-10

Note 7. Subsequent Events

Subsequent to December 31, 2021, the Company issued six senior convertible notes in the principal amount of $265,000. The notes are unsecured bear interest at 8% per year and are due and payable on December 31, 2021. At the option of the holder, the notes can be converted into shares of the Company’s common stock. The number of shares of the Company’s common stock which will be issued upon any conversion will be determined by dividing the amount to be converted by $0.20.

On February 8, 2022, the Board approved the issuance of 2,975,000 shares of the Company common stock at $0.0001 for proceeds of $298. Based on the $0.15 per share estimated fair value using the cash selling price at the time of issuance, the Company recognized an expense of $445,952 related to the issuance of shares.

F-11

GeoSolar Technologies, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash	$2,464	$19,362
Subscription receivable	–	960
Prepaid expenses	10,775	1,474
Deferred offering costs	300,000	300,000
Total current assets	313,239	321,796

Noncurrent assets:
Land	464,741	–
Total noncurrent assets	464,741	–

Total assets	$777,980	$321,796

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$99,788	$166,837
Accrued compensation	80,000	80,000
Accrued expenses	544,449	409,349
Related party advances	–	780
Advances	494,741	60,000
Note payable	8,402	–
Senior convertible notes payable	895,000	150,000
Total current liabilities	2,122,380	866,966
Total liabilities	2,122,380	866,966

Commitments and contingencies	–	–

STOCKHOLDERS' DEFICIT
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, no shares issued and outstanding	–	–
Common stock, $0.0001 par value, 200,000,000 shares authorized, 61,100,000 and 56,875,000 shares issued and outstanding, respectively	6,111	5,688
Additional paid in capital	7,142,589	6,149,052
Accumulated deficit	(8,493,100)	(6,699,910)
Total stockholders' deficit	(1,344,400)	(545,170)
Total liabilities and stockholders' deficit	$777,980	$321,796

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-12

GeoSolar Technologies, Inc.

Consolidated Statements of Operations

For the three and nine months ended September 30, 2022 and 2021

(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Operating expenses:
General and administrative	$606,283	$317,039	$1,730,981	$4,939,048
Research and development	1,681	25,810	9,241	62,035

Total operating expenses	607,964	342,849	1,740,222	5,001,083

Other expenses:

Interest expense	(31,582)	(1,064)	(52,968)	(1,064)

Total other expenses	(31,582)	(1,064)	(52,968)	(1,064)

Net loss	$(639,546)	$(343,913)	$(1,793,190)	$(5,002,147)

Net loss per common share:
Basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.15)

Weighted average common shares outstanding:
Basic and diluted	60,935,165	44,626,648	59,720,864	33,459,934

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-13

GeoSolar Technologies, Inc.

Consolidated Statements of Changes in Stockholders’ Deficit

For the nine months ended September 30, 2022 and 2021

(Unaudited)

			Additional
	Common Stock		paid-in	Accumulated
	Shares	Amount	capital	Deficit	Total

Balance, December 31, 2021	56,875,000	$5,688	$6,149,052	$(6,699,910)	$(545,170)

Common shares issued for cash ($283) and services	2,825,000	283	423,468	–	423,751

Common shares issued for subscription receivable ($15) and services	150,000	15	22,485	–	22,500

Stock based compensation	–	–	61,042	–	61,042

Net loss	–	–	–	(703,323)	(703,323)

Balance, March 31, 2022	59,850,000	5,986	6,656,047	(7,403,233)	(741,200)

Stock based compensation	–	–	61,042	–	61,042

Net loss	–	–	–	(450,321)	(450,321)

Balance, June 30, 2022	59,850,000	5,986	6,717,089	(7,853,554)	(1,130,479)

Stock based compensation	1,250,000	125	425,500	–	425,625

Net loss	–	–	–	(639,546)	(639,546)

Balance, September 30, 2022	61,100,000	$6,111	$7,142,589	$(8,493,100)	$(1,344,400)

Balance, December 31, 2020	–	$–	$–	$(5,000)	$(5,000)

Founder shares issued for cash	7,525,000	752	–	–	752

Common shares issued for cash ($762) and services	7,615,000	762	1,141,489	–	1,142,251

Units issued for cash	1,875,000	188	374,812	–	375,000

Common shares issued to Fourth Wave Energy, Inc.	10,000,000	1,000	–	–	1,000

Net loss	–	–	–	(1,762,299)	(1,762,299)
					.
Balance, March 31, 2021	27,015,000	2,702	1,516,301	(1,767,299)	(248,296)

Common shares issued for cash ($1,676) and services	16,760,000	1,676	2,512,324	–	2,514,000

Units issued for cash	700,000	70	139,930	–	140,000

Net loss	–	–	–	(2,895,935)	(2,895,935)

Balance, June 30, 2021	44,475,000	4,448	4,168,555	(4,663,234)	(490,231)

Units issued for cash	400,000	40	79,960	–	80,000

Stock based compensation	–	–	40,695	–	40,695

Net loss	–	–	–	(343,913)	(343,913)

Balance, September 30, 2021	44,875,000	$4,488	$4,289,210	$(5,007,147)	$(713,449)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-14

GeoSolar Technologies, Inc.

Consolidated Statements of Cash Flows

For the nine months ended September 30, 2022 and 2021

(Unaudited)

	September 30, 2022	September 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,793,190)	$(5,002,147)
Adjustment to reconcile net loss to cash used in operating activities:
Stock based compensation	993,662	3,695,508
Net change in:
Prepaid expenses	1,252,540	3,005
Accounts payable	(67,049)	183,271
Accounts payable, related party	–	70,000
Accrued expenses	(1,114,900)	415,943
CASH FLOWS USED IN OPERATING ACTIVITIES	(728,937)	(634,420)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of advances	(30,000)	(16,000)
Proceeds from advances, related party	1,000	–
Repayment of advances, related party	(1,780)	–
Proceeds from advances	–	70,000
Repayment of note payable	(3,439)	(11,545)
Proceeds from senior convertible notes payable	745,000	–
Proceeds from subscription receivable	975	–
Proceeds from issuance of common stock and warrants	283	598,190
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	712,039	640,645

NET CHANGE IN CASH	(16,898)	6,225
Cash, beginning of period	19,362	1,100
Cash, end of period	$2,464	$7,325

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid on interest expense	$11,411	$–
Cash paid for income taxes	$–	$–

NON-CASH TRANSACTIONS
Financing of prepaid insurance premiums	$11,841	$63,556
Non-cash increase in prepaid expenses	$1,250,000	$–
Land acquired with advance	$464,741	$–

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-15

GeoSolar Technologies, Inc.

Notes to the Consolidated Financial Statements

(Unaudited)

Note 1.      Basis of Presentation

The accompanying unaudited interim consolidated financial statements of GeoSolar Technologies, Inc. (“we”, “our”, “GeoSolar” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Annual Report filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of financial position and the results of operations for the interim periods presented, have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements that would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2021, as reported in the Form 10-K of the Company, have been omitted.

On June 6, 2022, the Company formed a new subsidiary in Colorado, Sustainable Housing Development Corporation, to build a four-plex. As of September 30, 2022, Sustainable Housing Development Corporation, has not begun operations.

Summary of Significant Accounting Policies

Principles of Consolidation

Our consolidated financial statements include our accounts and the accounts of our 100% owned subsidiary, Sustainable Housing Development Corporation. All intercompany transactions and balances have been eliminated. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates. Significant estimates in the accompanying consolidated financial statements involved the valuation of common stock and stock based compensation.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and accounts payable. The carrying values of these financial instruments approximate their respective fair values as they are short-term in nature or carry interest rates that approximate market rate.

Basic and Diluted Loss Per Share

Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

F-16

Accordingly, the number of weighted average shares outstanding, as well as the amount of net loss per share are presented for basic and diluted per share calculations for the nine months ended September 30, 2022 and 2021, reflected in the accompanying statement of operations. During the nine months ended September 30, 2022 and 2021, 4,475,000 and 0 shares issuable upon the conversion of senior convertible notes, 1,487,500 shares issuable upon the exercise of stock warrants and 3,750,000 and 0 shares issuable upon the exercise of stock options, respectively, were considered for their dilutive effects but were determined to be anti-dilutive due to the Company’s net loss.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and edging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”) to simplify the accounting for convertible instruments by removing certain separation models in Subtopic 470- 20, Debt with Conversion and Other Options, for convertible instruments. Under the amendments in ASU 2020-06, the embedded conversion features no longer are separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital. Consequently, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and a convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no other features require bifurcation and recognition as derivatives. By removing those separation models, the interest rate of convertible debt instruments typically will be closer to the coupon interest rate when applying the guidance in Topic 835, Interest. The amendments in ASU 2020-06 provide financial statement users with a simpler and more consistent starting point to perform analyses across entities. The amendments also improve the operability of the guidance and reduce, to a large extent, the complexities in the accounting for convertible instruments and the difficulties with the interpretation and application of the relevant guidance. Additionally, for convertible debt instruments with substantial premiums accounted for as paid-in capital, amendments in ASU 2020-06 added disclosures about (1) the fair value amount and the level of fair value hierarchy of the entire instrument for public business entities and (2) the premium amount recorded as paid-in capital. The amendments in ASU 2020-06 are effective for public business entities, excluding entities eligible to be smaller reporting companies, as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Entities should adopt the guidance as of the beginning of its annual fiscal year and are allowed to adopt the guidance through either a modified retrospective method of transition or a fully retrospective method of transition. In applying the modified retrospective method, entities should apply the guidance to transactions outstanding as of the beginning of the fiscal year in which the amendments are adopted. Transactions that were settled (or expired) during prior reporting periods are unaffected. The cumulative effect of the change should be recognized as an adjustment to the opening balance of retained earnings at the date of adoption. If an entity elects the fully retrospective method of transition, the cumulative effect of the change should be recognized as an adjustment to the opening balance of retained earnings in the first comparative period presented. The Company early adopted ASU 2020-06 on January 1, 2022. The adoption of ASU 2020-06 did not have an impact on the Company’s consolidated financial statements.

The Company does not believe that any recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying consolidated financial statements.

Reclassification

Certain reclassifications may have been made to our prior year’s financial statements to conform to our current year presentation. These reclassifications had no effect on our previously reported results of operations or accumulated deficit.

Note 2.      Going Concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At September 30, 2022, the Company had not yet achieved profitable operations and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but is of the opinion that the Company will be able to obtain additional funds by equity financing and/or related party advances. However, there is no assurance of additional funding being available.

F-17

Note 3.      Related Party Transactions

On January 5, 2021, the Company entered into an employment agreement with Mr. Stone Douglass pursuant to which Mr. Douglass agreed to serve as Chief Executive Officer commencing on January 1, 2021, for an initial term of three years. The term will be extended automatically for one year on January 1, 2024 and each annual anniversary thereof (the “Extension Date”) unless, and until, at least ninety days prior to the applicable Extension Date either Mr. Douglass or the Company provides written notice to the other party that the employment agreement is not to be extended (the later of January 1, 2024 or the last date to which the term is extended will be the end of the term). Mr. Douglass will receive a base annual salary of $180,000. During the nine months ended September 30, 2022 the Company recognized $135,000 of expense related to this agreement. As of September 30, 2022 and December 31, 2021, the Company has accrued $80,000 of compensation.

During the nine months ended September 30, 2022, the Company received $1,000 in advances from the Company’s director and repaid $1,780 of advances. The advance is unsecured, non-interest bearing and is payable on demand. As of September 30, 2022 and December 31, 2021, the advances related party totaled $0 and $780, respectively.

Note 4.      Advances, Note Payable and Convertible Notes

Advances

During the nine months ended September 30, 2021, the Company received $70,000 in advances from shareholders and repaid $16,000 in advances. During the nine months ended September 30, 2022, the Company repaid $30,000 in advances. As of September 30, 2022 and December 31, 2021, the advances totaled $30,000 and $60,000, respectively.

The Company owes Mr. Klebl $464,741 and accrued interest of $9,269, related to the funding and purchase of land on the Company’s behalf, as discussed in the Commitments footnote.

Note Payable

In June 2022, the Company entered into a Premium Finance Agreement related to various insurance policies. The policy premiums total $16,162 for a one year policy period. The Company financed $11,841 of the policy over a ten month period. The monthly payments under the agreement are due in ten installments of $1,224, at an annual interest rate of 7.30%. As of September 30, 2022, the note payable balance was $8,402.

Senior Convertible Notes

In November and December 2021, the Company issued senior convertible notes in the principal amount of $150,000. During the nine months ended September 30, 2022, the Company issued senior convertible notes in the principal amount of $345,000. The notes are unsecured, bear interest at 8% per year and are due and payable on December 31, 2022.

In June 2022, the Company issued a senior convertible note in the principal amount of $400,000. The note is unsecured, bears interest at 12% per year and is due and payable on May 31, 2023.

At the option of the holders, the notes can be converted into shares of the Company’s common stock. The number of shares of the Company’s common stock which will be issued upon any conversion will be determined by dividing the amount to be converted by $0.20. The Company evaluated the conversion option and concluded a beneficial conversion feature and embedded derivative were not present at issuance. As of September 30, 2022 and December 31, 2021, the balance on the senior convertible notes was $895,000 and $150,000, respectively.

Note 5.      Equity

The Company is currently authorized to issue up to 200,000,000 shares of common stock with a par value of $0.0001. In addition, the Company is authorized to issue 20,000,000 shares of preferred stock with a par value of $0.0001. The specific rights of the preferred stock, when so designated, shall be determined by the board of directors.

F-18

On February 8, 2022, the Board approve the issuance of 2,975,000 shares of common stock at $0.0001 to a private group of investors. Based on the $0.15 per share estimated fair value using the cash selling price at the time of issuance, the Company recognized an expense of $445,953 related to the issuance of shares. During the three months ended March 31, 2022, the Company collected $283 and recorded a subscription receivable of $15 for the amount still owed. In April 2022, the Company collected the subscription receivable.

On June 19, 2022, the Company entered into a one-year contract with SRAX, Inc. (“SRAX”). In exchange for the right to use the SRAX Sequire platform, in connection with the Company’s Regulation A Offering, the Company will issue SRAX 1,250,000 shares of its restricted common stock. Per the agreement, the shares are subject to a price adjustment if the Company issued any common stock or common stock equivalents less than $1.00 per share. On July 13, 2022, the Company issued 1,250,000 shares to SRAX.

Stock Warrants

The following table summarizes the stock warrant activity for the nine months ended September 30, 2022:

	Number of Warrants	Weighted Average Exercise Price Per Share

Outstanding at December 31, 2021	1,487,500	$2.00
Granted	–	–
Exercised	–	–
Forfeited and expired	–	–
Outstanding at September 30, 2022	1,487,500	$2.00

As of September 30, 2022, all outstanding warrants are exercisable and have a weighted average remaining term of 2.25 years. There was no intrinsic value of the outstanding warrants as of September 30, 2022.

Stock Options

The following table summarizes the stock option activity for the nine months ended September 30, 2022:

	Number of Options	Weighted Average Exercise Price Per Share

Outstanding at December 31, 2021	3,750,000	$0.10
Granted	–	–
Exercised	–	–
Forfeited and expired	–	–
Outstanding at September 30, 2022	3,750,000	$0.10

During the nine months ended September 30, 2022, the Company recognized $183,127 of expense related to outstanding stock options leaving $447,644 of unrecognized expenses related to options. As of September 30, 2022, the outstanding stock options have a weighted average remaining term of 8.84 years and an aggregate intrinsic value of $187,500.

F-19

Note 6.     Commitments

On May 17, 2022, the Company engaged Rialto Markets, LLC (“Rialto”), to act as the broker-dealer of record in connection with the Company’s Regulation A Offering, but not for underwriting or placement agent services. The Company has agreed to pay Rialto a commission equal to 2% of the amount raised from the sale of the Company’s common stock in the Regulation A Offering. During the nine months ended September 30, 2022, the Company paid Rialto $2,000 for FINRA filing fees.

On July 1, 2022, the Company entered into an agreement with Norbert Klebl to collaborate on the development of the 4-plex in Arvada, Colorado. Per the agreement, the Company or its newly formed subsidiary, Sustainable Housing Development Corporation, will be named developer of the property and Mr. Klebl will be the primary manager of the project. Mr. Klebl paid for the land on the Company’s behalf which the project will be built and contribute the property to the Company’s subsidiary. The Company will arrange for a construction loan on the project. Upon sale of the units, Mr. Klebl will receive the price paid for the property and any advances toward the project. The profits from the sale of the 4-plex, if any, will be allocated 75% to Mr. Klebl and 25% to the Company. The advance is secured by the property, bears interest at 8% per annum and is repayable when the development is sold. As of September 30, 2022, Mr. Klebl is owed $464,741, which is repayable when the development is sold.

Note 7.    Subsequent Events

Subsequent to September 30, 2022, the Company issued two senior convertible notes in the principal amount of $100,000. The notes are unsecured bear interest at 8% per year and are due payable on December 31, 2022. At the option of the holder, the notes can be converted into shares of the Company’s common stock. The number of shares of the Company’s common stock which will be issued upon any conversion will be determined by dividing the amount to be converted by $0.20.

On December 14, 2022, the Company granted 300,000 options to a consultant of the Company. The options have a ten-year term and have an exercise price of $0.20 per share.

On December 14, 2022, the Board approved the issuance of 600,000 shares of the Company common stock to consultants for services. The shares vest upon issuance.

F-20

PART III—EXHIBITS

Index to Exhibits

Number	Exhibit Description

1	Underwriting Agreement (1)
2.1*	Articles of Incorporation and Amendments
2.2*	Bylaws
3.2*	Form of Warrant sold to private investors
4.1	Subscription Agreement (1)
6.1*	Equity Incentive Plan
6.2	Reg A+ Engagement Agreement between the Company and Manhattan Street Capital (1)
6.3	Employment Agreement with A. Stone Douglass (1)
6.4	Agreement with SRAX, Inc. (1)
8.1	Escrow Agreement (1)
11.1	Auditors' Consent
11.2	Consent of Attorneys
12.1	Legal Opinion (1)
99.1	Clarification of Responses

__________________________

*	Incorporated by reference to the same exhibit filed with the Company’s Registration Statement on Form S-1 (file #333-255887)
(1)	Previously Filed

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, California on January 18, 2023.

(Exact name of issuer as specified in its charter):	GeoSolar Technologies, Inc.

By:	/s/ A. Stone Douglass
Title: A. Stone Douglass, Chief Executive Officer (Principal Executive Officer)
(Date):	January 18, 2023

/s/ A. Stone Douglass
Title: A. Stone Douglass, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)
(Date):	January 18, 2023

SIGNATURES OF DIRECTORS:
/s/ A. Stone Douglass	January 18, 2023
A. Stone Douglass	Date

III-2